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                                                                   EXHIBIT 10(a)

February 8, 1996



Mr. David C. Kravitz
Chairman of the Board
Omega Environmental, Inc.
19805 North Creek Parkway
Bothell, WA  98041-3005

Dear Mr. Kravitz:

You have requested that Dominick & Dominick, Incorporated ("Dominick") act as a financial adviser for Omega Environmental, Inc. ("OE"), on an on-going, non-exclusive basis. We have had certain discussions concerning our role as OE's financial adviser and, in this regard, we are pleased to confirm the following:

1. Dominick will act as financial adviser for OE, performing services of the type we have discussed.

2. In its capacity as financial adviser, Dominick will be available to advise OE on investment banking and other matters such as mergers, acquisitions, potential public and private financings, bank borrowings, licensing and other business arrangements. In the event that Dominick first introduces OE to a third party with whom OE consummates any of these types of arrangements, OE will pay reasonable compensation to Dominick in an amount to be negotiated between the parties.

3. Dominick will receive reimbursement for reasonable out-of-pocket expenses incurred as a result of its activities for and on behalf of OE, to be reimbursed within 30 days of invoice. However, before commencing work on any project involving any single expenditure greater than $2,000, Dominick will obtain OE's approval as to the scope of the project and the specific nature of all expenses for which Dominick will expect reimbursement.

4. Dominick or its assigns will purchase for $200.00 a three year warrant to purchase 150,000 common shares of OE immediately upon the OE Board of Directors' approval of this agreement. The warrant is exercisable at $3.25 a share, or $487,500, at any time, at the holder's option, in whole or in part, during its three year life. The warrant shall be subject to customary terms, including anti-dilution protection as to stock splits and recapitalizations, and the holder of the warrant or any shares receivable upon exercise will have "piggy-back" registration rights at any time OE files a registration statement.

5. OE will pay Dominick for its financial advisory services, over and above any transaction consummation fees, an initial engagement fee of $15,000 upon execution of this agreement. Further, OE agrees to pay Dominick a quarterly retainer fee of $15,000, payable at the start of each quarterly period commencing May 1, 1996.

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                                                                  Exhibit 10(a)

6. Except for references and descriptions that OE may be obligated to include in its SEC filings and disclosure statements, OE shall not issue any press release, statement, notice, document or other instrument referring to or mentioning Dominick without Dominick's prior written approval.

7. As Dominick will be acting on OE's half, OE agrees to indemnify and hold harmless Dominick (including any affiliated companies and respective officers, directors, employees and controlling persons) from and against all claims, liabilities, losses, damages and expenses (including reasonable expenses of counsel) as they are incurred in connection with any proceeding, whether or not Dominick is a party, relating to or arising out of such engagement or Dominick's role in connection therewith. OE will not, however, be responsible for any such claims, liabilities, losses, damages or expenses to the extent that they result primarily from actions taken or omitted to be taken by Dominick (or its affiliates, officers, directors, employees or controlling persons) in bad faith or from its or their negligence. The foregoing indemnification is effective immediately in respect of all events occurring or omitted prior to or after the date hereof.

8.   This agreement shall be governed by the laws of the State of New York.

9. This agreement, excluding the warrant described in paragraph 4, may be canceled by either OE or Dominick at any time by notification of termination in writing; provided that if Dominick terminates its activities hereunder with 12 months after the date hereof, then the number of warrants that Dominick shall be entitled to shall be reduced pro rata on a month by month basis.

We look forward to a long and mutually rewarding relationship and we are confident that we can assist OE in various aspects of its business and its intended growth.

Very truly yours,

     DOMINICK & DOMINICK INCORPORATED



By:
     /s/ John F. Doss
     Managing Director

     The foregoing is agreed to and accepted, subject to approval by OE's Board of
     Directors:

     OMEGA ENVIRONMENTAL, INC.



By:
     /s/ Mr. David C. Kravitz
     Chairman of the Board